Iomega Corporation
                                 1999 Bonus Plan


The 1999 Bonus Plan ("Plan") for the Chief Executive Officer, Executive Group and Key Contributors of Iomega Corporation (the "Company") is as follows:

1.    Definitions

For purposes of the Plan, the following terms shall have the following meanings:

"Executive Group" means the Chief Executive Officer, Executive Officers and all other vice presidents of the Corporation.

"Executive Officer" means an executive officer within the meaning of Section 16 of the Securities Exchange Act of 1934.

"Executives" means the members of the Executive Group.

"Key Contributors" means employees who perform management or management-equivalent duties and responsibilities, who are designated to participate in the Plan based on their performance and their contributions to the Company.

2.    Bonus for Chief Executive Officer

The Chief Executive Officer's target annual bonus for 1999 shall be equal to $600,000.

3.  Bonus for Executive Group and Key Contributors

Each Executive (other than the Chief Executive Officer) and Key Contributor shall be assigned a target annual bonus expressed in dollars for Executives and in dollars or as a percentage of base salary for all other participants. It is expected that approximately 30 Executives and 400 Key Contributors will participate in the plan in 1999.

4.  Bonus Payment Criteria

The 1999 Plan will utilize a formula, comprised of two performance-related components and an individual modifier, to determine the annual payout: Corporate Financial Performance (50% weight for all Executives and 25-50% for all Key Contributors), Qualitative Imperatives Performance (50% weight for all Executives and 50-75% weight for all Key Contributors) and an Individual
Performance Modifier (0 to 150% for all Executives and Key Contributors). At year-end, the Board of Directors will determine the actual percentage payout for the Corporate Financial Performance component, which determination shall apply to all participants in the Plan.

         Corporate Financial Performance - The consolidated net after-tax income of the Company and its subsidiaries for fiscal 1999, as reported by the Company in its audited financial statements for 1999 ("NATP"), must meet a minimum designated by the Board of Directors (the "Minimum NATP") for the Corporate Financial Performance component to be funded. Subject to adjustment under Section 6 below: (i) if NATP equals the Minimum NATP, the payout will be 100% for the Corporate Financial Performance component, and (ii) if NATP exceeds the Minimum NATP, then the percentage payout for the Corporate Financial Performance component will be equal to NATP divided by Minimum NATP multiplied by 100, and
         (iii) if NATP is less than minimum NATP, then the payout for the Corporate Financial Performance component will be zero.

         Qualitative Imperatives Performance - Throughout the year, performance against qualitative imperatives, designated in writing for each Plan participant  will be  tracked  via  metrics  specified  for  each  such imperative. The qualitative imperatives will be designated by the participant's manager and the Chief Executive Officer or another Executive Officer of the Company or, in the case of the Chief Executive Officer, by the Board. The year-end score for the qualitative imperatives will be determined by the Board of Directors for the Chief Executive Officer and


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         each Executive Officer,  and shall be determined by the Chief Executive
         Officer or his or her designee(s) for all other Plan participants. If NATP is equal to or greater than Minimum NATP, the year-end score for the Qualitative Imperatives component of each participant's payout may range from 0-200%. If NATP is less than Minimum NATP, but is equal to or greater than 75% of Minimum NATP, then the year-end score for the Qualitative Imperatives component of each participant's payout may range from 0-100%. If NATP is less than 75% of Minimum NATP, then the payout on the Qualitative Imperatives component will be zero.

         Individual Performance Modifier - In order to better tie an individual's performance to the Plan, an individual performance modifier will be utilized. The individual modifier scores can range from 0 to 150%. The individual performance modifier score will be applied to the total payout under the Corporate Financial Performance and Qualitative Imperatives Performance components. The individual performance modifier will be determined by the Board of Directors for purposes of the Chief Executive Officer and each Executive Officer, and shall be determined by the Chief Executive Officer or his or her designee(s) for all other Plan participants.

5.     Profit Sharing Program

The quarterly financial performance will be reviewed by the Board of Directors, in comparison with the Company's annual operating plan and, if appropriate, the Board of Directors will authorize the Company to make profit sharing awards to full-time regular employees who do not participate in any incentive bonus plan (including this Plan) or sales commission plan. Profit sharing awards, if made, will generally be paid quarterly on the basis of achievement of specified quarterly results. Profit sharing payments are targeted at 5% of a participating employee's Gross Salary and the maximum payment percentage shall not exceed 7.5% of a participating employee's Gross Salary.

6.     Discretionary Authority

The CEO shall have the authority to allocate bonuses and profit sharing payments payable pursuant to the Plan among the Executive Group (excepting Executive Officers), Key Contributors and Company employees participating in the Profit Sharing Program, including the authority to allocate more or less than the maximum amount otherwise payable under the Plan if he or she determines, in his or her discretion, that such action is in the best interest of the Company.

The CEO is also authorized to pay a discretionary bonus up to a maximum aggregate amount of $2.0 million to personnel who generally are not participants in this Plan. These awards will be limited if the Company does not perform profitably. The CEO shall report quarterly to the Board of Directors and the Compensation Committee the aggregate amounts of any discretionary bonuses awarded for outstanding performance.

After reviewing the recommendations of the Compensation Committee of the Board of Directors, the Board of Directors shall have the authority to allocate bonuses among the Executive Officers, including the authority to allocate more or less than the maximum amount otherwise payable under the Plan if they determine, in their discretion, that such action is in the best interest of the Company.